Exhibit 99.1

CATAMARAN CORPORATION ANNOUNCES RECORD FINANCIAL RESULTS FOR 2013
Catamaran posts record yearly and quarterly results for revenue, net income and EBITDA
Provides initial 2014 guidance

Schaumburg, Illinois, February 27, 2014 - Catamaran Corporation (“Catamaran” or the “Company”) (NASDAQ: CTRX) (TSX: CCT), a leading provider of pharmacy benefit management (“PBM”) services and technology, announces its financial results for the three-month and twelve-month periods ended December 31, 2013, and provides guidance for 2014.

2013 Financial Highlights

•	Revenue increased 49% on a year over year basis to $14.8 billion during 2013, compared to $9.9 billion in 2012

•	Gross profit increased 53% to $1.1 billion during 2013, compared to $0.7 billion in 2012

•	Net income attributable to the Company of $262.2 million, or $1.27 per share (fully-diluted), in 2013, compared to $116.7 million, or $0.70 per share (fully-diluted) in 2012

•	EBITDA¹ increased 79% to $651.1 million during 2013, compared to $362.7 million in 2012

•	Adjusted EPS¹ (fully-diluted) increased 68% to $2.00 in 2013, compared to $1.19 in 2012

•	Cash flow from operations increased 90% to $475.4 million during 2013, compared to $249.7 million in 2012

•	Adjusted prescription claim volume¹ for the PBM segment increased 49% to 296.0 million in 2013, compared to 198.9 million in 2012

•	Generic dispensing rate increased to 84% for 2013, compared to 82% for 2012

•	Repaid $263 million on the Company's credit facility from cash generated from operations

2013 Corporate Highlights

•	Entered into a 10-year strategic partnership with Cigna Corporation (NYSE: CI)

•	Completed the acquisition of Restat, LLC (“Restat”), a full-service pharmacy benefit manager, on October 1, 2013

•
The Company's specialty brand, BriovaRx™, was awarded the Specialty Pharmacy Accreditation from URAC, a Washington, D.C.-based accrediting organization that establishes quality standards for the healthcare industry

•	Company's Employer Group Waiver Plan received a five-star rating from the Centers for Medicare & Medicaid Services for the second consecutive year

•	Recognized as one of the Top 100 Fastest-Growing Companies for the fourth consecutive year by Fortune magazine

“2013 was a transformational year for Catamaran as we continued to deliver record financial results while laying the foundation for future growth. Through our flexible service model, we signed over $1 billion in new clients in a very successful selling season and together with our 10-year partnership with Cigna and recent acquisition of Restat LLC, our momentum will carry into 2014 and beyond.” said Mark Thierer, Chairman and CEO of Catamaran.

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
Catamaran evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments, PBM and Health Care Information Technology (“HCIT”), to the consolidated financial statements for the three-month and twelve-month periods ended December 31, 2013 are as follows:

Three months ended December 31, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2013	2012	2013	2012	2013	2012
Revenue	$4,489,589	$3,292,056	$39,211	$37,484	$4,528,800	$3,329,540
Cost of revenue	4,183,992	3,046,365	19,911	17,583	4,203,903	3,063,948
Gross profit	$305,597	$245,691	$19,300	$19,901	$324,897	$265,592
Gross profit %	6.8%	7.5%	49.2%	53.1%	7.2%	8.0%

Years ended December 31, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2013	2012	2013	2012	2013	2012
Revenue	$14,632,104	$9,785,084	$147,990	$155,036	$14,780,094	$9,940,120
Cost of revenue	13,583,941	9,141,029	70,508	65,715	13,654,449	9,206,744
Gross profit	$1,048,163	$644,055	$77,482	$89,321	$1,125,645	$733,376
Gross profit %	7.2%	6.6%	52.4%	57.6%	7.6%	7.4%

PBM Revenue
PBM revenue increased by $4.8 billion, or 50% to $14.6 billion for the year ended December 31, 2013, compared to $9.8 billion for the same period in 2012. The increase in revenue is primarily due to a full year of revenue contribution from Catalyst, the acquisition of Restat, as well as organic growth as a result of the implementation of new customer contracts in 2013. PBM revenue increased by $1.2 billion, or 36% to $4.5 billion in Q4 2013, compared to $3.3 billion in Q4 2012. The increase in revenue during this period is due to the recent acquisition of Restat, as well as organic growth as a result of the implementation of new customer contracts, including a portion of new volume from Cigna in 2013.

HCIT Revenue
Total HCIT revenue decreased $7.0 million, or 5% to $148.0 million for the year ended December 31, 2013, compared to $155.0 million for the same period in 2012. The decrease was primarily due to a decrease in revenues earned from transaction processing as a result of lower transaction volume, due in part to customer conversions to the PBM segment and a decrease in professional services revenue. HCIT revenue increased $1.7 million, or 5% to $39.2 million in Q4 2013, compared to $37.5 million in Q4 2012 due to an increase in systems sales.

Consolidated Gross Profit
Gross profit increased $392.3 million, or 53% to $1.1 billion for the year ended December 31, 2013, compared to $0.7 billion for the same period in 2012. This increase was driven by the increase in PBM revenues due to a full year of revenue contribution from Catalyst, new customer contract implementations and the Restat acquisition in 2013. Gross profit increased $59.3 million or 22%

to $324.9 million in Q4 2013, compared to $265.6 million in Q4 2012. The increase in Q4 2013 was attributed to higher PBM revenues as a result of new customer contract implementations in 2013 and the Restat acquisition. Consolidated gross profit percentage for the full year increased from 7.4% of revenue in 2012 to 7.6% of revenue in 2013 as a result of synergies realized from acquisitions, new customers, increased generic utilization and improved mail and specialty penetration.

Selling, General and Administrative (“SG&A”) Costs
SG&A costs increased $71.3 million, or 19% to $440.8 million for the year ended December 31, 2013, compared to $369.5 million for the same period in 2012. SG&A costs for Q4 2013 were $129.9 million, compared to $114.4 million in Q4 2012. SG&A costs have increased for the year ended December 31, 2013 primarily as a result of the full year impact of the Catalyst acquisition. SG&A costs increased for Q4 2013 primarily due to the operating costs related to the Restat acquisition. Additionally SG&A costs increased in both the fourth quarter and full year 2013 to support the organic growth of the PBM segment and costs related to the new Cigna contract announced in June 2013.

Amortization
Total amortization expense increased $73.1 million to $203.2 million for the year ended December 31, 2013, compared to $130.1 million for the same period in 2012. The increase in amortization expense was driven mainly by having a full year of amortization expense for the intangible asset acquired in the merger with Catalyst. Amortization expense decreased $3.6 million or 6% to $55.8 million in Q4 2013, compared to $59.4 million in Q4 2012. The decrease during this period is primarily due to changes in amortization of previous acquisitions, offset by additional amortization expense due to intangible assets acquired in the Restat acquisition.

Interest and other expense, net
Interest and other expense, net increased $14.9 million to $41.6 million for the year ended December 31, 2013, from $26.7 million in 2012. The increase is driven by an increase in the interest expense as a result of a full year of outstanding borrowings related to the merger with Catalyst, plus an additional $350.0 million utilized to partially finance the acquisition of Restat. Interest and other expense, net, was $10.7 million in Q4 2013, compared to $11.6 million in Q4 2012. The decrease during this period is driven by lower borrowing costs as a result of the amendment to the Company's Credit Agreement.

Income Taxes
The Company recognized income tax expense of $103.4 million for the year ended December 31, 2013, representing an effective tax rate of 25.7%, compared to $69.3 million, or 36.4% in 2012. The Company recognized income tax expense of $27.8 million in Q4 2013, representing an effective tax rate of 24.1%, compared to $26.0 million, or 35.2% in Q4 2012. The increase in tax expense during both periods was due to higher taxable income in 2013. The effective tax rate decreased during both periods due to certain costs the Company incurred in 2012 that were not deductible as a result of the Catalyst merger which increased the effective rate in 2012.

Net Income and EPS attributable to the Company
The Company reported full year 2013 net income attributable to the Company of $262.2 million, or $1.27 per share (fully-diluted), compared to $116.7 million, or $0.70 per share (fully-diluted) in 2012. The Company reported net income attributable to the Company of $74.4 million, or $0.36 per share (fully-diluted) in Q4 2013, compared to $42.5 million, or $0.21 per share (fully-diluted) in Q4 2012. Net income and EPS attributable to the Company are higher during both periods as a result of a full year of the Catalyst book of business, plus the addition of the Restat book of business and other new customer contract implementations during the year, as well as a decrease in the transaction and integration costs related to the Company's merger with Catalyst that closed in 2012. These positive impacts to net income attributable to the Company were offset by an increase in operating expenses as discussed above, plus an increase in interest expense as a result of the Company's borrowings utilized to partially finance the merger with Catalyst being outstanding for a full year, as well as additional borrowings utilized to help finance in part the acquisition of Restat.

Adjusted EPS¹ (fully-diluted), which excludes all amortization of intangible assets of $203.2 million, net of tax, increased 68% to $2.00 per share (fully-diluted) for the year ended December 31, 2013, compared to $1.19 per share (fully-diluted) for the same period in 2012. Adjusted EPS was $0.56 per share (fully-diluted) in Q4 2013, compared to $0.39 per share (fully-diluted) in Q4 2012.

EBITDA¹
EBITDA for the year ended December 31, 2013 increased $288.4 million, or 79% to $651.1 million, compared to $362.7 million for the same period in 2012. EBITDA for Q4 2013 increased 24% to $182.0 million, compared to $146.6 million for Q4 2012. The EBITDA growth was primarily due to an increase in sales within the PBM segment as a result of the merger with Catalyst, the recent acquisition of Restat, as well as an organic growth from new customer contract implementations. This was partially offset by increased costs incurred to support the Company's business growth and recent acquisitions.

Cash Flow from Operations
For the full year 2013, the Company generated $475.4 million of cash from operations, compared to $249.7 million of cash from operations during the same period in 2012. The Company generated $139.5 million of cash flow from operations in Q4 2013, compared to $102.3 million during Q4 2012. Cash from operating activities increased during both periods mainly due to an increase in net income, net of non-cash items. The increased transaction volume in the PBM segment, as a result of the merger with Catalyst, the recent acquisition of Restat, as well as an organic growth from new customer contract implementations was also a driver of increased operating cash flow during 2013.

2014 Full Year Financial Guidance
Catamaran has set the following 2014 full year financial targets.

▪	Revenue of $20 to $21 billion

▪	EBITDA[1] of $760 to $810 million

▪	GAAP EPS (fully-diluted) of $1.35 to $1.50

▪	Adjusted EPS[1] (fully-diluted) of $2.04 to $2.19 (excluding all amortization of intangible assets)

Notice of Conference Call
Catamaran will host a conference call on Thursday, February 27, 2014, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Jeff Park, EVP and CFO, will co-chair the call. This call is being webcast and can be accessed from the IR Events page of the Catamaran Corporation web site at www.catamaranrx.com.  An archived replay of the webcast will be available for 90 days.

1Non-GAAP Financial Measures
Catamaran reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Catamaran's management also evaluates and makes operating decisions using various other measures. Two such measures are Adjusted EPS and EBITDA, which are non-GAAP financial measures. Catamaran's management believes that these two measures provide useful supplemental information regarding the performance of Catamaran's business operations.

Adjusted EPS adds back the impact of all intangible assets amortization expenses, net of tax. Amortization of intangible assets expense arises from the acquisition of intangible assets in connection with the Company's business acquisitions. The Company excludes intangible assets amortization expense from EPS because it believes: (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Catamaran's business operations and; (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance. EBITDA consists of earnings prior to amortization, depreciation, interest and other expense, net, income taxes and adjustments to remove the applicable impact of the non-controlling interests. Management believes it is useful to exclude amortization, depreciation, interest and other expense, net, as they are essentially amounts that cannot be influenced by management in the short term.

The 2014 full year EBITDA guidance was computed using the Company's estimated 2014 earnings before amortization, depreciation, interest and other expense, net, income taxes and adjustments to remove the applicable impact of the non-controlling interests. The 2014 full year Adjusted EPS guidance was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all 2014 amortization expense totaling approximately $210 to $215 million, less estimated 2014 income taxes at an estimated effective tax rate of 30-33%.

Adjusted prescription claim volume equals Catamaran's mail service prescriptions multiplied by three, plus its retail and specialty prescriptions. The mail service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies.
Reconciliations of EBITDA to net income and GAAP EPS (fully-diluted) to Adjusted EPS (fully-diluted) are shown below:

EBITDA Reconciliation	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net income attributable to the Company (GAAP)	$74,403	$42,529	$262,170	$116,658
Add:
Amortization of intangible assets	55,824	59,407	203,192	130,116
Depreciation of property and equipment	14,029	7,288	42,232	20,234
Interest and other expense, net	10,653	11,619	41,626	26,682
Income tax expense	27,787	26,008	103,403	69,316
Adjustments related to non-controlling interests	(727)	(260)	(1,527)	(276)
EBITDA	$181,969	$146,591	$651,096	$362,730

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended December 31,				Years Ended December 31,
	2013		2012		2013		2012
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
	(unaudited)				(unaudited)
Net income attributable to the Company (GAAP)	$74,403	$0.36	$42,529	$0.21	$262,170	$1.27	$116,658	$0.70
Amortization of intangible assets	55,824	0.27	59,407	0.28	203,192	0.98	130,116	0.77
Tax effect of reconciling item	(13,454)	(0.07)	(20,911)	(0.10)	(52,220)	(0.25)	(47,362)	(0.28)
Non-GAAP net income attributable to the Company	$116,773	$0.56	$81,025	$0.39	$413,142	$2.00	$199,412	$1.19

About Catamaran Corporation

Catamaran, the industry’s fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 350 million prescriptions each year on behalf of over 32 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran’s skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Schaumburg, IL., with multiple locations in the U.S. and Canada. For more information, please visit Catamaranrx.com, and for industry news and information follow Catamaran on Twitter, @CatamaranCorp.

Forward-Looking Statements

Certain statements included herein, including guidance and those that express management's objectives and the strategies to achieve those objectives, as well as information with respect to the Company's beliefs, plans, expectations, anticipations, estimates and intentions, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; our ability to compete successfully; our dependence on, and ability to retain, key customers; customer demands for enhanced services levels or loss or unfavorable modification with our customers; the risks and challenges associated with our PBM partnering agreement with Cigna Corporation due to the size of the client and the complexity and term of the agreement; consolidation in the healthcare industry; our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions; changes in industry pricing benchmarks and continuing market and economic challenges; our ability to maintain our relationships with pharmacy providers, pharmaceutical manufacturers, third-party rebate administrators and suppliers; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; our ability to maintain our relationships with suppliers; the outcome of any legal or tax proceeding that has been or may be instituted against us; the existence of undetected errors or similar problems in our software products; potential liability for the use of incorrect or incomplete data; interruption of our operations due to outside sources and breach of our security by third parties; our dependence on the expertise of our senior management and other personnel; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; our ability to accurately forecast our financial results; our level of indebtedness and the covenants and restrictions in the agreements governing our outstanding indebtedness; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets.

When relying on forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In making the forward-looking statements contained herein, the Company does not assume any future significant acquisitions, dispositions or one-time items. It does assume, however, the renewal of certain customer contracts. Every year, the Company has major customer contracts that come up for renewal. In addition, the Company also assumes new customer contracts. In this regard, the Company is pursuing large opportunities that present a very long and complex sales cycle which substantially affects its forecasting abilities. The Company has assumed certain timing for the realization of these opportunities which it believes is reasonable but which may not be achieved. Furthermore, the pursuit of these larger opportunities does not ensure a linear progression of revenue and earnings since they may involve significant up-front costs followed by renewals and cancellations of existing contracts. The Company has assumed certain revenues which may not be realized. The Company has also assumed that the material factors referred to in the previous paragraph will not cause such forward-looking information to differ materially from actual results or events. There can be no assurance that such assumptions will reflect the actual outcome of such items or factors. Accordingly, investors are cautioned not to put undue reliance on forward-looking statements. The foregoing list of factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors.Other factors that should be considered are discussed from time to time in Catamaran's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Catamaran or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE REPRESENTS THE COMPANY’S CURRENT EXPECTATIONS AND, ACCORDINGLY, IS SUBJECT TO CHANGE. HOWEVER, THE COMPANY EXPRESSLY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING INFORMATION, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE LAW.
All figures are in US dollars unless otherwise stated.

For more information, please contact:
Tony Perkins
Investor Relations
Catamaran Corporation
(312) 261-7805
tony.perkins@catamaranrx.com

CATAMARAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2013	2012

ASSETS
Current assets
Cash and cash equivalents	$387,241	$370,776
Restricted cash	32,220	52,422
Accounts receivable, net of allowance for doubtful accounts of $5,860 (2012 - $7,899)	959,586	725,809
Rebates receivable	305,955	302,461
Other current assets	152,673	101,311
Total current assets	1,837,675	1,552,779
Property and equipment, net of accumulated depreciation of $103,858 (2012 - $64,048)	197,007	105,201
Goodwill	4,720,275	4,478,038
Other intangible assets, net of accumulated amortization of $363,546 (2012 - $178,188)	1,181,419	1,198,991
Other long-term assets	59,387	50,118
Total assets	$7,995,763	$7,385,127
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$817,805	$644,818
Accrued expenses and other current liabilities	254,100	254,811
Pharmacy benefit management rebates payable	356,265	302,065
Current portion - long-term debt	50,000	41,250
Total current liabilities	1,478,170	1,242,944
Deferred income taxes	301,341	344,232
Long-term debt	1,215,363	1,132,153
Other long-term liabilities	89,391	55,937
Total liabilities	3,084,265	2,775,266

Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 206,305,070 shares issued and outstanding at December 31, 2013 (2012 - 205,399,102)	4,215,291	4,180,778
Additional paid-in capital	77,790	73,530
Retained earnings	617,161	354,991
Accumulated other comprehensive loss	(1,752)	(2,191)
Total shareholders' equity	4,908,490	4,607,108
Non-controlling interest	3,008	2,753
Total equity	4,911,498	4,609,861
Total liabilities and equity	$7,995,763	$7,385,127

CATAMARAN CORPORATION
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(unaudited)

Revenue	$4,528,800	$3,329,540	$14,780,094	$9,940,120
Cost of revenue	4,203,903	3,063,948	13,654,449	9,206,744
Gross profit	324,897	265,592	1,125,645	733,376
Expenses:
Selling, general and administrative	129,925	114,400	440,759	369,492
Depreciation of property and equipment	13,038	6,196	37,926	16,749
Amortization of intangible assets	55,824	59,407	203,192	130,116
	198,787	180,003	681,877	516,357
Operating income	126,110	85,589	443,768	217,019
Interest and other expense, net	10,653	11,619	41,626	26,682
Income before income taxes	115,457	73,970	402,142	190,337
Income tax expense (benefit):
Current	35,898	45,237	147,739	107,241
Deferred	(8,111)	(19,229)	(44,336)	(37,925)
	27,787	26,008	103,403	69,316
Net income	87,670	47,962	298,739	121,021
Less net income attributable to non-controlling interest	13,267	5,433	36,569	4,363
Net income attributable to the Company	$74,403	$42,529	$262,170	$116,658
Earnings per share attributable to the Company:
Basic	$0.36	$0.21	$1.27	$0.70
Diluted	$0.36	$0.21	$1.27	$0.70
Weighted average number of shares used in computing earnings per share:
Basic	206,300,288	205,231,817	206,013,876	166,765,682
Diluted	206,902,400	206,147,295	206,719,526	167,830,620

CATAMARAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Cash flows from operating activities:
Net income	$87,670	$47,962	$298,739	$121,021
Items not involving cash:
Stock-based compensation	5,838	4,506	25,562	17,667
Depreciation of property and equipment	14,029	7,288	42,232	20,234
Amortization of intangible assets	55,824	59,407	203,192	130,116
Deferred lease inducements and rent	4,077	1,727	28,119	3,136
Deferred income taxes	(8,112)	(19,229)	(44,336)	(37,925)
Tax benefit on option exercises	737	(2,183)	(9,732)	(19,397)
Deferred financing cost amortization	2,133	2,493	9,127	4,985
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(97,847)	(48,123)	(217,468)	(134,282)
Rebates receivable	(8,138)	(47,669)	2,993	(40,988)
Restricted cash	10	(33)	209	9,305
Other current assets	(33,591)	30,978	(25,555)	73,492
Accounts payable	101,823	11,143	149,429	70,620
Accrued expenses and other current liabilities	5,598	1,715	(43,657)	1,720
Pharmacy benefit management rebates payable	25,594	50,593	39,616	60,929
Other long-term assets and liabilities	(16,103)	1,679	16,951	(30,900)
Net cash provided by operating activities	139,542	102,254	475,421	249,733
Cash flows from investing activities:
Acquisitions, net of cash acquired	(381,790)	(1,320)	(388,866)	(1,565,705)
Purchases of property and equipment	(35,571)	(27,334)	(128,842)	(40,236)
Proceeds from restricted cash	—	—	20,004	—
Net cash used in investing activities	(417,361)	(28,654)	(497,704)	(1,605,941)
Cash flows from financing activities:
Proceeds from issuance of debt	350,000	5,000	450,000	1,475,448
Repayment of long-term debt	(106,250)	(105,000)	(362,500)	(616,993)
Proceeds from public offering, net of issuance costs	—	—	—	519,075
Payment of financing costs	—	—	(2,347)	(18,806)
Proceeds from exercise of options	16	2,025	2,992	7,763
Tax benefit on option exercises	(737)	2,183	9,732	19,397
Proceeds from issuance of warrants exercised	—	—	487	—
Payments of contingent consideration	—	—	(23,203)	—
Distribution to non-controlling interest	(14,200)	—	(36,314)	—
Other	—	(6)	—	(268)
Net cash provided (used) by financing activities	228,829	(95,798)	38,847	1,385,616
Effect of foreign exchange on cash balances	4	(58)	(99)	(14)
Increase (decrease) in cash and cash equivalents	(48,986)	(22,256)	16,465	29,394
Cash and cash equivalents, beginning of period	436,227	393,032	370,776	341,382
Cash and cash equivalents, end of period	$387,241	$370,776	$387,241	$370,776